EXHIBIT 10.50
AMENDMENT NO. 3
TO
MARINA VILLAGE OFFICE TECH LEASE

THIS AMENDMENT NO. 3 TO MARINA VILLAGE OFFICE TECH LEASE (this "Third Amendment") is made and entered into as of November 21, 2006, by and between LEGACY PARTNERS I ALAMEDA, a Delaware limited liability company ("Landlord"), and INSITE VISION INCORPORATED, a Delaware corporation ("Tenant").

RECITALS :

A. Alameda Real Estate Investments, a California limited partnership ("Alameda"), and Tenant entered into that certain Marina Village Industrial Gross Office Tech Lease dated as of September 1, 1996 (the "Original Lease"), pursuant to which Alameda leased to Tenant and Tenant leased from Alameda (i) certain premises (the "Atlantic Premises") commonly known as Suite 100, containing approximately 18,869 rentable square feet of space located within that certain building located at 965 Atlantic Avenue (the "Atlantic Building"), and (ii) certain premises (the "Existing Challenger Premises") commonly known as Suites 103 and 104, containing approximately 10,533 rentable square feet of space located within that certain building located at 2020 Challenger Drive (the "Challenger Building"), all as more particularly described in the Original Lease. The Atlantic Premises and the Existing Challenger Premises are collectively referred to herein as the "Existing Premises". The Existing Premises are part of a multi-building commercial project known as "Marina Village" and located on an approximately 200-acre site on the estuary side of the island of Alameda (the "Project").

B. Alameda and Tenant entered into that certain Amendment No. 1 to Marina Village Office Tech Lease dated as of July 20, 2001 (the "First Amendment"), pursuant to which the parties, among other things, modified Tenant's payment of Operating Expenses and Property Taxes.

C. Alameda and Tenant entered into that certain Amendment No. 2 to Marina Village Office Tech Lease dated as of August 1, 2003 (the "Second Amendment"), pursuant to which Tenant was provided with a rent credit. The Original Lease, the First Amendment and the Second Amendment are collectively referred to herein as the "Lease".

D. Landlord has succeeded to the interests of Alameda as landlord under the Lease.

E. Landlord and Tenant now desire to amend the Lease to (i) extend the term of the Lease for the Existing Premises, (ii) expand the Existing Premises to include the certain premises (the "Expansion Space") commonly known as Suite 100, containing approximately 9,721 rentable square feet of space within the Challenger Building and comprising the balance of the rentable area of the Challenger Building, as depicted on the floor plan attached hereto as Exhibit A, and (iii) modify various terms and provisions of the Lease, all as hereinafter provided.

F. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension of Term. The term of the Lease for the Existing Premises, which is currently scheduled to expire on December 31, 2006, is hereby extended for a period of seven (7) years (the "Extended Term") commencing as of January 1, 2007 and continuing until December 31, 2013 (the "Extended Term Expiration Date"), unless sooner terminated in accordance with the terms of the Lease, as hereby amended.

2. Existing Premises Base Rent.

2.1. Atlantic Premises Base Rent. Notwithstanding anything in the Lease, as hereby amended, to the contrary, commencing on November 1, 2006 and ending on the Extended Term Expiration Date, the Base Rent payable by Tenant for the Atlantic Premises shall be paid separate and apart from the Base Rent payable for the Existing Challenger Premises and the Expansion Space, and shall be as set forth in the following schedule:

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot of the Atlantic Premises
11/1/06 - 12/31/06	$384,927.60	$32,077.30	$1.70
1/1/07 - 12/31/07	$396,249.00	$33,020.75	$1.75
1/1/08 - 12/31/08	$407,570.40	$33,964.20	$1.80
1/1/09 - 12/31/09	$421,156.08	$35,096.34	$1.86
1/1/10 - 12/31/10	$432,477.48	$36,039.79	$1.91
1/1/11 - 12/31/11	$446,063.16	$37,171.93	$1.97
1/1/12 - 12/31/12	$459,648.84	$38,304.07	$2.03
1/1/13 - 12/31/13	$473,234.52	$39,436.21	$2.09

2.2. Existing Challenger Premises Base Rent. Notwithstanding anything in the Lease, as hereby amended, to the contrary, commencing on November 1, 2006 and ending on the Extended Term Expiration Date, the Base Rent payable by Tenant for the Existing Challenger Premises shall be paid separate and apart from the Base Rent payable for the Atlantic Premises and the Expansion Space, and shall be as set forth in the following schedule:

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot of the Existing Challenger Premises
11/1/06 - 12/31/06	$157,995.00	$13,166.25	$1.25
1/1/07 - 12/31/07	$163,050.84	$13,587.57	$1.29
1/1/08 - 12/31/08	$168,106.68	$14,008.89	$1.33
1/1/09 - 12/31/09	$173,162.52	$14,430.21	$1.37
1/1/10 - 12/31/10	$178,218.36	$14,851.53	$1.41
1/1/11 - 12/31/11	$183,274.20	$15,272.85	$1.45
1/1/12 - 12/31/12	$188,330.04	$15,694.17	$1.49
1/1/13 - 12/31/13	$194,649.84	$16,220.82	$1.54

3. Addition of Expansion Space. Commencing upon the Expansion Space Commencement Date (as defined in Section 4 below), the Existing Premises shall be expanded to include the Expansion Space, thereby increasing the size of the Existing Premises to 39,123 rentable square feet (i.e., 18,869 rentable square feet in the Atlantic Premises + 10,533 rentable square feet in the Existing Challenger Premises + 9,721 rentable square feet in the Expansion Space). The Expansion Space shall be leased on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Third Amendment. Effective from and after the Expansion Space Commencement Date, the "Premises" shall mean the Existing Premises and the Expansion Space.

4. Expansion Space Commencement Date. For purposes of this Third Amendment, the term "Expansion Space Commencement Date" shall mean the earlier of: (i) the date Tenant commences business operations in substantially all of the Challenger Building; and (ii) the date of Substantial Completion of the Challenger Tenant Improvements (as defined in Exhibit B attached hereto), subject to acceleration for Tenant Delays as defined and provided in Exhibit B. The Expansion Space Commencement Date is anticipated to be April 1, 2007. The term of the Expansion Space (the "Expansion Space Term") shall commence on the Expansion Space Commencement Date and expire coterminously with the Extended Term with respect to the Existing Premises on December 31, 2013. Notwithstanding the foregoing, if Landlord is unable to Substantially Complete the Challenger Tenant Improvements on or before July 1, 2007 (the “Delivery Outside Date”), as such date may be extended as a result of any Tenant Delays and/or any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions or inactions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of Landlord (collectively, the “Force Majeure”), then Tenant shall receive one-half (1/2) of a day of abated Base Rent for the Expansion Space for each day during the period commencing upon the Delivery Outside Date (as the same may be extended by Tenant Delays and Force Majeure delays) and expiring on the date upon which Landlord Substantially Completes the Challenger Tenant Improvements (which abated Base Rent shall be applied toward the Base Rent first due and payable for the Expansion Space following the Expansion Space Commencement Date pursuant to Section 6 below). The date that the Expansion Space Commencement Date actually occurs shall be confirmed by the parties in writing in an Amendment No. 4 to Marina Village Office Tech Lease ("Amendment No. 4"), which Amendment No. 4 shall be in substantially the form of Exhibit C attached hereto. Amendment No. 4 shall be delivered by Landlord to Tenant after the Expansion Space Commencement Date occurs, and Tenant shall execute and return such Amendment No. 4 to Landlord within five (5) days after Tenant's receipt thereof.

5.  Beneficial Occupancy. Tenant shall have the right to occupy the Expansion Space during the period commencing on the date of Substantial Completion of the Expansion Space Tenant Improvements (as defined in Exhibit B attached hereto) and ending on theExpansion Space Commencement Date (the “Beneficial Occupancy Period”), provided that (i) a temporary or permanent certificate of occupancy shall have been issued by the appropriate governmental authorities for the Expansion Space, (ii) all of the terms and conditions of this Lease shall apply, including, without limitation, Tenant’s obligation to pay to Landlord all sums and charges required to be paid by Tenant under the Lease, as hereby amended, as though the Expansion Space Commencement Date had occurred (although the Expansion Space Commencement Date shall not actually occur until the date set forth in Section 4 above) upon such occupancy of the Expansion Space by Tenant; provided, however, during such Beneficial Occupancy Period, Tenant shall not be obligated to pay Base Rent for the Expansion Space or Tenant’s Percentage Share of increases in Property Taxes and Operating Expenses for the Expansion Space until the Expansion Space Commencement Date actually occurs.

6. Expansion Space Base Rent. During the Expansion Space Term, the Base Rent payable by Tenant for the Expansion Space shall be calculated separate and apart from the Base Rent payable for the Existing Premises (i.e., the Atlantic Premises and the Existing Challenger Premises), and shall be as set forth in the following schedule:

Period of Expansion Space Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate per Rentable Square Foot of the Expansion Space
*Expansion Space Commencement Date - 12/31/06	$145,815.00	$12,151.25	$1.25
**1/1/07 - 12/31/07	$150,481.08	$12,540.09	$1.29
1/1/08 - 12/31/08	$155,147.16	$12,928.93	$1.33
1/1/09 - 12/31/09	$159,813.24	$13,317.77	$1.37
1/1/10 - 12/31/10	$164,479.32	$13,706.61	$1.41
1/1/11 - 12/31/11	$169,145.40	$14,095.45	$1.45
1/1/12 - 12/31/12	$173,811.48	$14,484.29	$1.49
1/1/13 - 12/31/13	$179,644.08	$14,970.34	$1.54

* Not applicable if the Expansion Space Commencement Date occurs after December 31, 2006.

** If the Expansion Space Commencement Date occurs after January 1, 2007, payment of Base Rent at such rental rate shall commence on the Expansion Space Commencement Date and not January 1, 2007.

7. Tenant's Percentage Share. Due to the revised number of rentable square feet contained within the Premises (i.e., the Existing Premises and the Expansion Space) as compared to the Existing Premises, from and after the Expansion Space Commencement Date, the "Tenant's Percentage Share" Section of the Basic Lease Information attached to the Original Lease of the First Amendment shall be deleted in its entirety and replaced with the following:

"Tenant's Percentage Share:	965 Atlantic Premises - 18,869 rsf/23,911 rsf = 78.91%

2020 Challenger Premises - 20,254 rsf/20,254 = 100%"

8. Tenant Improvements. Landlord shall construct certain Tenant Improvements (as defined in the Tenant Work Letter attached hereto as Exhibit B) for the Premises pursuant to and in accordance with the Tenant Work Letter attached to this Third Amendment as Exhibit B.

9. Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, during the Extended Term, the aggregate Controllable Expenses (as hereinafter defined) included in Operating Expenses in any calendar year during the Extended Term, shall not increase by more than ten percent (10%) on an annual basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding calendar year. The foregoing cap on Controllable Expenses shall not apply to any renewal of the Extended Term and shall not apply to Property Taxes. For purposes of this Section 9, "Controllable Expenses" shall mean all Operating Expenses except: (i) insurance carried by Landlord with respect to the Project and/or the operation thereof; and (ii) the cost of utilities.

10. Option to Extend Extended Term. Landlord hereby grants to Tenant one (1) option to extend the Extended Term for the entire Premises (i.e., the Existing Premises and the Expansion Space) for a period of five (5) years ("Option Term"), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below.

10.1. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Market Rental Rate" for the Premises. As used herein, the "Fair Market Rental Rate" shall mean the annual Base Rent at which non-equity tenants, as of the commencement of the Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Atlantic Building and/or the Challenger Building, the other existing buildings in the Project which are office buildings, and in other comparable single story, first-class office buildings in the Alameda Office Market (collectively, "Comparable Buildings"), taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease, as hereby amended, shall apply throughout the Option Term; however, Tenant shall, in no event, have the option to extend the Extended Term beyond the Option Term described in this Section 10.

10.2. Exercise of Option. The option contained in this Section 10 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than twelve (12) months nor less than ten (10) months prior to the expiration of the Extended Term stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than nine (9) months prior to the expiration of the initial Lease Term setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the "Exercise Date") which is eight (8) months prior to the expiration of the Extended Term, exercise the option by delivering written notice ("Exercise Notice") thereof to Landlord. Concurrently with Tenant's delivery of the Exercise Notice, Tenant may object, in writing, to Landlord's determination of the Fair Market Rental Rate for the Option Term set forth in the Option Rent Notice, in which event such Fair Market Rental Rate shall be determined pursuant to Section 10.3 below. Tenant's failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefore specified hereinabove shall be deemed to constitute Tenant's waiver of its extension right hereunder. If Tenant timely delivers the Exercise Notice but fails to timely object in writing to Landlord's determination of the Fair Market Rental Rate set forth in the Option Rent Notice, Tenant shall be deemed to have accepted Landlord's determination thereof and the following provisions of Section 10.3 shall not apply.

10.3. Determination of Option Rent. In the event Tenant timely and appropriately objects in writing pursuant to Section 10.2 above with respect to the Fair Market Rental Rate initially determined by Landlord for the applicable Option Term, then Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good-faith efforts. If Landlord and Tenant fail to reach agreement by the date (the "Outside Agreement Date") which is twenty (20) days following Tenant's delivery of the Exercise Notice, then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate within ten (10) business days after such Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 10.3(a) through (g) below. The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate within such ten (10) business day period shall conclusively be deemed to be such party's approval of the Fair Market Rental Rate submitted within such ten (10) business day period by the other party.

(a) Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be a real estate leasing broker who shall have (i) been active over the ten (10) year period ending on the date of such appointment in the leasing of Comparable Buildings, (ii) no financial interest in Landlord or Tenant, and (iii) not represented or employed or engaged the appointing party during such 10-year period. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 10.1 above. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

(b) The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(c) The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord's or Tenant's submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof.

(d) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(e) If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 10.1(a) above, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(f) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, a third arbitrator shall be appointed by the Superior Court in and for the county of Alameda, California.

(g) Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third arbitrator, if any.

10.4. Suspension of Right to Extend Extended Term. Notwithstanding anything in the foregoing to the contrary, at Landlord's option, and in addition to all of Landlord's remedies under the Lease, as hereby amended, at law or in equity, the right to extend the Extended Term hereinabove granted to Tenant shall not be deemed to be properly exercised if, as of the date Tenant delivers the Exercise Notice or as of the end of the Extended Term, Tenant is in default under the Lease, as hereby amended. Tenant's right to extend the Extended Term under this Section 10 is personal to the original Tenant executing this Third Amendment (the "Original Tenant") and any entity or person to which Tenant's entire interest in the Lease has been assigned pursuant to Section 12(j) of the Original Lease (each, an "Affiliate") and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant or such Affiliate assignee, as the case may be, and shall only be available to and exercisable by the Original Tenant or such Affiliate assignee, as the case may be, when the Original Tenant or such Affiliate assignee, as the case may be, is in actual and physical possession of the entire Premises.

11. Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in the Lease, as hereby amended, to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and its members, partners, submembers and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, "Landlord Parties") hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

12. Miscellaneous Deletions. The following provisions of the Lease are hereby deleted in their entirety and are of no further force or effect: Paragraph 1 of the Second Amendment; clause (iv) of Paragraph 4 of the Lease (as added by Paragraph 1 of the First Amendment); Paragraph 5 of the First Amendment; and the phrase "one half of" in Sections  12(f) and 12(g) of the Original Lease.

13. Broker. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker in connection with this Third Amendment except for BT Commercial (the "Broker"), and insofar as Tenant knows, no other broker negotiated or participated in the negotiations of this Third Amendment or is entitled to any commission in connection herewith. Tenant agrees to indemnify, protect and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commissions or equivalent compensation alleged to be owing on account of Tenant's dealings with any real estate broker or agent, except for the Broker.

14. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

15. Counterparts. This Third Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	LEGACY PARTNERS I ALAMEDA, LLC,
a Delaware limited liability company,
Owner

	By:	Legacy Partners Commercial, L.P.,
a California limited partnership,
as Property Manager and Agent for Owner

By: Legacy Partners Commercial, Inc.,
its General Partner

By:
	Name:	Debra Smith
	Its:	Executive Vice President

TENANT:	INSITE VISION INCORPORATED,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

DEPICTION OF EXPANSION SPACE

[Attached as immediately following page]

EXHIBIT A

1

EXHIBIT B

TENANT WORK LETTER

Tenant acknowledges and agrees that the Premises (i.e., the Atlantic Premises, the Existing Challenger Premises and the Expansion Space) have previously been constructed including interior tenant improvements therein, and are satisfactory and shall be accepted by Tenant in their "AS IS" condition as of the date of execution of the Third Amendment to which this Tenant Work Letter is attached as Exhibit B (the "Third Amendment") and, with respect to the Expansion Space, on the Expansion Space Commencement Date; provided, however, that Landlord shall construct certain modifications to the interior of the Premises (i.e., Atlantic Premises, the Existing Challenger Premises and the Expansion Space) pursuant to the applicable Approved Working Drawings (as defined below) in accordance with the following provisions of this Tenant Work Letter.
SECTION 4

CONSTRUCTION DRAWINGS FOR THE PREMISES

1.1 Final Space Plans. Prior to the execution of the Third Amendment, Landlord and Tenant have approved (i) a detailed space plan for the construction of certain improvements in the Atlantic Premises, which space plan has been prepared by Legacy Partners C.D.S., Inc., dated March 27, 2006 (the "Atlantic Final Space Plan"), a copy of which is attached hereto as Schedule 1, and (ii) a detailed space plan for the construction of certain improvements in the Existing Challenger Premises and the Expansion Space, which space plan has been prepared by Legacy Partners C.D.S., Inc., dated June 29, 2006 (the "Challenger Final Space Plan"), a copy of which is attached hereto as Schedule 2. The Atlantic Final Space Plan and the Challenger Final Space Plan shall be collectively referred to herein as the "Final Space Plans".

1.2 Approved Working Drawings.

1.2.1 Atlantic Approved Working Drawings. Based upon and in conformity with the Atlantic Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant's approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Atlantic Final Space Plan (the "Atlantic Working Drawings"). The Atlantic Working Drawings shall incorporate modifications to the Atlantic Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Atlantic Building. To the extent that the finishes and specifications are not completely set forth in the Atlantic Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Atlantic Building's standard improvement package items, as determined by Landlord. Within five (5) business days after Tenant's receipt of the Atlantic Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Atlantic Working Drawings to the extent such Atlantic Working Drawings are inconsistent with the Atlantic Final Space Plan and only if Tenant delivers to Landlord, within such five (5) business days period, specific changes proposed by Tenant which are consistent with the Atlantic Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iii) hereinbelow. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Atlantic Working Drawings to incorporate such revisions and submit the same for Tenant's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Atlantic Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord's and Tenant's approval of the Atlantic Working Drawings, the same shall be known as the "Atlantic Approved Working Drawings". Once the Atlantic Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would: (i) increase the cost of designing or constructing the Atlantic Tenant Improvements (as defined below) above the cost of the tenant improvements depicted in the Atlantic Final Space Plan; (ii) be of a quality lower than the quality of the standard improvement package items for the Atlantic Building; and/or (iii) require any changes to the base, shell and core work or structural improvements or systems of the Atlantic Building. The Atlantic Final Space Plan, Atlantic Working Drawings and Atlantic Approved Working Drawings shall be collectively referred to herein as, the "Atlantic Construction Drawings". The tenant improvements shown on the Atlantic Approved Working Drawings shall be referred to herein as the "Atlantic Tenant Improvements".

EXHIBIT B

1

1.2.2 Challenger Approved Working Drawings. Based upon and in conformity with the Challenger Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant's approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Challenger Final Space Plan (the "Challenger Working Drawings"). The Challenger Working Drawings shall incorporate modifications to the Challenger Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Challenger Building. To the extent that the finishes and specifications are not completely set forth in the Challenger Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Challenger Building's standard improvement package items, as determined by Landlord. Within three (3) business days after Tenant's receipt of the Challenger Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Challenger Working Drawings to the extent such Challenger Working Drawings are inconsistent with the Challenger Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Challenger Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) hereinbelow. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Challenger Working Drawings to incorporate such revisions and submit the same for Tenant's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Challenger Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord's and Tenant's approval of the Challenger Working Drawings, the same shall be known as the "Challenger Approved Working Drawings". Once the Challenger Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Challenger Tenant Improvements (as defined in Section 3.1 below); (ii) increase the cost of designing or constructing the Challenger Tenant Improvements (as defined below) above the cost of the tenant improvements depicted in the Challenger Final Space Plan; (iii) be of a quality lower than the quality of the standard improvement package items for the Challenger Building; and/or (iv) require any changes to the base, shell and core work or structural improvements or systems of the Challenger Building. The Challenger Final Space Plan, Challenger Working Drawings and Challenger Approved Working Drawings shall be collectively referred to herein as, the "Challenger Construction Drawings". The tenant improvements shown on the Challenger Approved Working Drawings shall be referred to herein as the "Challenger Tenant Improvements". The Challenger Tenant Improvements which relate specifically and only to the Expansion Space shall be referred to herein as the “Expansion Space Tenant Improvements”.

EXHIBIT B

2

1.2.3 Definitions. For purposes of this Tenant Work Letter, (i) the Atlantic Approved Working Drawings and the Challenger Approved Working Drawings shall be collectively referred to herein as the "Approved Working Drawings", (ii) the Atlantic Working Drawings and the Challenger Working Drawings shall be collectively referred to herein as the "Working Drawings", (iii) the Atlantic Construction Drawings and the Challenger Construction Drawings shall be collectively referred to herein as the "Construction Drawings", and (iv) the Atlantic Tenant Improvements and the Challenger Tenant Improvements shall be collectively referred to herein as the "Tenant Improvements".

SECTION 4

CONSTRUCTION AND COST OF TENANT IMPROVEMENTS

Landlord shall cause a contractor designated by Landlord (the "Contractor") to (i) obtain all applicable building permits for construction of the applicable Tenant Improvements (collectively, the "Permits"), and (ii) construct the applicable Tenant Improvements as depicted on the applicable Approved Working Drawings therefor, in compliance with such applicable Permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Tenant Work Letter, Landlord shall pay for the cost of the design and construction of the Tenant Improvements. The cost of the design and construction of the Tenant Improvements shall include Landlord's construction supervision and management fee in an amount equal to the product of (i) five percent (5%) and (ii) the total cost of the design and construction of the Tenant Improvements. In the event Tenant requests any changes, change orders or modifications to the applicable Working Drawings and/or the Approved Working Drawings for the applicable Tenant Improvements (which Landlord approves pursuant to Section 1 above) which increase the cost to construct such applicable Tenant Improvements above the cost of the applicable tenant improvements as described in the applicable Final Space Plan therefor, then Tenant shall pay such increased cost to Landlord immediately upon Landlord's request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the applicable changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant's furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the applicable Construction Drawings; such items shall be paid for by Tenant.

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SECTION 3

SUBSTANTIAL COMPLETION OF THE EXPANSION SPACE/CHALLENGER BUILDING

1.0 Substantial Completion. For purposes of the Third Amendment and this Tenant Work Letter: "Substantial Completion of the Expansion Space Tenant Improvements" shall occur upon the completion of construction of the Expansion Space Tenant Improvements pursuant to the Challenger Approved Working drawings which relate specifically to the Expansion Space Tenant Improvements, with the exception of (A) any punch list items (i.e., minor defects or conditions in the Expansion Space Tenant Improvements that do not materially and adversely interfere with Tenant's use and occupancy of the Expansion Space for the permitted use set forth in the Lease, (which punchlist items shall be completed by Landlord as provided in Section 3.3 below); and (B) any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractorin the Expansion Space and (ii) “Substantial Completion of the Challenger Building” shall occur upon completion of construction of the entire Challenger Tenant Improvements pursuant to the Challenger Approved Working Drawings, with the exception of (1) any punch list items (i.e., minor defects or conditions in the Challenger Tenant Improvements that do not materially and adversely interfere with Tenant’s use and occupancy of the Challenger Building for the permitted use set forth in the Lease (which punchlist items shall be completed by Landlord as provided in Section 3.3 below), (2) any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor in the Challenger Building and (3) the fire suppression system to be installed in the Challenger Building as part of the Challenger Tenant Improvements.

2.0 Delay of the Substantial Completion of the Challenger Tenant Improvements. If there shall be a delay or there are delays in the Substantial Completion of the Challenger Tenant Improvements as a direct, indirect, partial, or total result of any of the following (collectively, "Tenant Delays"):

1.0.0 Tenant's failure to timely approve the Challenger Working Drawings or any other matter requiring Tenant's approval;

2.0.0 a breach by Tenant of the terms of this Tenant Work Letter or the Lease, as amended by the Third Amendment;

3.0.0 Tenant's request for changes in any of the Challenger Construction Drawings;

4.0.0 Tenant's requirement for materials, components, finishes or improvements for the Challenger Tenant Improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Challenger Tenant Improvements, as set forth in the Third Amendment, or which are different from, or not included in, Landlord's standard improvement package items for the Challenger Building;

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5.0.0 changes to the base, shell and core work, structural components or structural components or systems of the Challenger Building required by the Challenger Approved Working Drawings, but only to the extent that such changes result from changes to any of the Construction Drawings requested by Tenant;

6.0.0 Tenant’s interference with the construction of the Challenger Tenant Improvements during Tenant’s occupancy of the Existing Challenger Premises and/or the Expansion Space after the date upon which Tenant occupies same; or

7.0.0 any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease, as amended by the Third Amendment, and regardless of the actual date of Substantial Completion of the Challenger Tenant Improvements, the Expansion Space Commencement Date (as set forth in Section 4 of the Third Amendment) shall be deemed to be the date the Expansion Space Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

3.0 Punch-List. Within ten (10) days after the date of Substantial Completion of the Expansion Space Tenant Improvements and/or the Substantial Completion of the Challenger Tenant Improvements, as applicable, Landlord's and Tenant's respective representatives shall inspect the Expansion Space and/or the entire Challenger Building, as applicable, and identify the punch-list items of the Expansion Space Tenant Improvements and/or the Challenger Tenant Improvements, as applicable, described in Section 3.1(i)(A) and 3.1(ii)(1) above, respectively, and jointly prepare a written list of such punch-list items. Landlord shall diligently complete all punch-list items set forth on such list as soon as reasonably possible thereafter. Landlord shall, however, be under no obligation to repair any damage caused by Tenant in connection with Tenant's move into the Expansion Space and/or the entire Challenger Building, as applicable, the exercise by Tenant of its rights under Section 4.1 below and/or otherwise caused by Tenant, all of which shall be repaired by Tenant at Tenant's cost.

SECTION 4

MISCELLANEOUS

4.1 Access to Expansion Space. Provided that Tenant and its agents do not interfere with Contractor's work in the Expansion Space, Contractor shall (i) notify Tenant at least ten (10) days prior to the expected date of Substantial Completion of the Expansion Space Tenant Improvements, and (ii) allow Tenant access immediately following such notification for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Space. Prior to Tenant's entry into the Expansion Space as permitted by the terms of this Section 4.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space, the Challenger Building and/or the Project and against injury to any persons caused by Tenant's actions pursuant to this Section 4.1.

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4.2 Occupancy of Existing Premises and Expansion Space During Construction of Tenant Improvements. Tenant acknowledges that Contractor will be constructing the Tenant Improvements during Tenant's occupancy of the Existing Premises (and the Expansion Space after the date upon which Tenant occupies same) under the Lease, as hereby amended, and Tenant agrees that: (i) Tenant shall cooperate with Contractor and Contractor's schedule of construction of the Tenant Improvements during such occupancy so that Contractor may timely construct the Tenant Improvements without unreasonable interference from Tenant; (ii) Landlord shall be permitted to cause the Tenant Improvements to be constructed during normal business hours as reasonably necessary to complete the same in a timely manner, without any obligation to pay overtime or other premiums; (iii) Tenant shall accept any and all inconveniences associated with the construction of the Tenant Improvements which may occur during such occupancy, including without limitation, dust, noise, etc; and (iv) the construction of the Tenant Improvements shall not (A) constitute a constructive eviction of Tenant, (B) subject Landlord to any liability for injury to or interference with Tenant's business arising from such construction or (C) entitle Tenant to any abatement of rent or damages from Landlord for loss of the use of any part of the Existing Premises (and the Expansion Space after the date upon which Tenant occupies same) or Tenant's personal property or improvements therein or for any inconvenience or annoyance occasioned by the Tenant Improvements, except for any injury to persons in the Existing Premises (and the Expansion Space after the date upon which Tenant occupies same) or damage to property in the Existing Premises and the Expansion Space after the date upon which Tenant occupies same (but not loss of business or other consequential damages) to the extent caused by Landlord's negligence or willful misconduct and not insured or required to be insured by Tenant under the Lease, as hereby amended. Notwithstanding anything in the foregoing to the contrary, Landlord shall use commercially reasonable efforts to minimize unreasonable interference with Tenant's use and occupancy of the Existing Premises (and the Expansion Space after the date upon which Tenant occupies same) as a result of the construction of the Tenant Improvements.

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EXHIBIT C

AMENDMENT NO. 4
TO
MARINA VILLAGE OFFICE TECH LEASE

THIS AMENDMENT NO. 4 TO MARINA VILLAGE OFFICE TECH LEASE (this "Fourth Amendment") is made and entered into as of __________, 200___, by and between LEGACY PARTNERS I ALAMEDA, a Delaware limited liability company ("Landlord"), and INSITE VISION INCORPORATED, a Delaware corporation ("Tenant").

RECITALS:

A. Alameda Real Estate Investments, a California limited partnership ("Alameda"), and Tenant entered into that certain Marina Village Industrial Gross Office Lease dated September 1, 1996 (the "Original Lease"), pursuant to which Alameda leased to Tenant and Tenant leased from Alameda (i) certain premises (the "Atlantic Premises") commonly known as Suite 100, containing approximately 18,869 rentable square feet of space within that certain building located at 965 Atlantic Avenue (the "Atlantic Building"), and (ii) certain premises (the "Existing Challenger Premises") commonly known as Suites 103 and 104, containing approximately 10,533 rentable square feet of space within that certain building located at 2020 Challenger Drive (the "Challenger Building"), all as more particularly described in the Original Lease. The Atlantic Premises and the Existing Challenger Premises are collectively referred to herein as the "Existing Premises". The Original Premises are part of a multi-building commercial project known as "Marina Village" and located on an approximately 200-acre site on the estuary side of the island of Alameda (the "Project").

B. Alameda and Tenant entered into that certain Amendment No. 1 to Marina Village Office Tech Lease dated as of July 20, 2001 (the "First Amendment"), pursuant to which the parties, among other things, modified Tenant's payment of Operating Expenses and Property Taxes.

C. Alameda and Tenant entered into that certain Amendment No. 2 to Marina Village Office Tech Lease dated as of August 1, 2003 (the "Second Amendment"), pursuant to which Tenant was provided with a rent credit.

D. Landlord succeeded to the interests of Alameda as landlord under the Lease.

E. Landlord and Tenant entered into that certain Amendment No. 3 to Marina Village Office Tech Lease dated as of November 21, 2006 (the "Third Amendment"), pursuant to which the Existing Premises were expanded to include approximately 9,721 rentable square feet of space commonly known as Suite 100 (the "Expansion Space") and comprising the balance of the rentable area of the Challenger Building. The Existing Premises and the Expansion Space are collectively referred to herein as the "Premises". The Original Lease, the First Amendment, the Second Amendment and the Third Amendment are collectively referred to herein as the "Lease".

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F. Except as otherwise set forth herein, all capitalized terms used in this Fourth Amendment shall have the same meaning as given such terms in the Lease.

G. Landlord and Tenant desire to amend the Lease to confirm the Expansion Space Commencement Date, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (i) Substantial Completion of the Challenger Tenant Improvements has occurred and (ii) the Expansion Space Term commenced as of ________________ (the "Expansion Space Commencement Date") for a term ending on December 31, 2013 (unless sooner terminated as provided in the Lease, as hereby amended, or extended pursuant to Section 10 of the Third Amendment).

2. No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Fourth Amendment to Lease has been executed as of the day and year first above written.

LANDLORD:	LEGACY PARTNERS I ALAMEDA, LLC,
a Delaware limited liability company, Owner

	By:	Legacy Partners Commercial, L.P.,
a California limited partnership,
as Property Manager and Agent for Owner

	By:	Legacy Partners Commercial, Inc.,
its General Partner

By:
Name: Debra Smith
Its: Executive Vice President

TENANT:	INSITE VISION INCORPORATED,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

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